MASON STREET ADVISORS, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

July 28, 2025

Paul A. Mikelson, President

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Re:	Amendment to Letter Agreement dated February 28, 2025, to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to Certain Portfolios of Northwestern Mutual Series Fund, Inc.

Dear Mr. Mikelson:

This letter amends the letter agreement dated February 28, 2025, between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“Series Fund”) pursuant to which MSA agreed to waive its investment advisory fees for certain Series Fund Portfolios as set forth therein. By this letter, MSA is increasing its investment advisory fee waiver for the Series Fund Emerging Markets Equity Portfolio as set forth below.

MSA agrees to waive, from August 1, 2025 through April 30, 2026, its investment advisory fee applicable to the Series Fund Emerging Markets Equity Portfolio such that the investment advisory fee is as follows:

Emerging Markets Equity Portfolio

Assets	Fee
Up to $250 million	0.84%
$250 million- $500 million	0.76%
Excess over $500 million	0.68%

Except as modified by this letter, the letter agreement dated February 28, 2025 remains in full force and effect.

Very truly yours,

MASON STREET ADVISORS, LLC

By:	/s/ Brent G. Schutte

Name:	Brent G. Schutte

Title:	Vice President & Chief Investment Officer

Agreed to and accepted:

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Paul A. Mikelson

Name:	Paul A. Mikelson

Title:	President